Exhibit 10.6

AMENDED CONVERTIBLE PROMISSORY NOTE

On August 26, 2006, Nova Energy, Inc. executed a Convertible Promissory Note as “Maker” with Daymon Bodard as “Holder” in the amount of $564,500, which stated in paragraph 6.b, that, “At Holder’s option, Maker’s obligations may be converted to corporations’s free-trading common stock at a conversion rate of no less than $0.01.”

The parties herein wish to amend paragraph 6.b of said Note as follows:

“To satisfy Holder’s claim and Maker’s obligations as set forth in said Note, at Holder’s option, Maker’s obligations may be converted to corporations’s free-trading common stock at the previous day’s closing bid price.  And further, Holder may unilaterally assign his interest in whole or in part.”

The remaining terms and conditions of said Note shall remain in full force and effect.

In Witness Whereof dated this 23 day of October 2007.

Nova Energy, Inc. (“Maker”)

/s/ Daymon Bodard

Daymon Bodard, President

/s/ Daymon Bodard

Daymon Bodard (“Holder”)